EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement is made effective as of                      , 2008 (the “Effective Date”), by and between Provident Financial Services, Inc. (the “Company”), a Delaware corporation, and                          (the “Executive”). References to the “Bank” mean The Provident Bank, a New Jersey chartered savings bank and wholly-owned subsidiary of the Company. The Company and the Bank are sometimes collectively referred to as the “Employers.”

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of                      200         (such agreement the “Prior Agreement” and such effective date the “Initial Effective Date”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement pursuant to Section 14 thereof for the purpose, among others, of compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (“the Code”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to serve as                                      of the Bank and the Company. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank or the Company. Failure to reelect Executive as                                  of the Company and the Bank without the consent of the Executive during the term of this Agreement (except for any termination for Cause, as defined herein) shall constitute a breach of this Agreement.

2.	TERM AND DUTIES.

(a) The period of Executive’s employment under this Agreement shall begin as of the Initial Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter. During each calendar year that begins prior to the Effective Date, commencing on the first anniversary date of the Initial Effective Date, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be thirty-six (36) full calendar months; provided, however, if written notice of nonrenewal is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any anniversary date, the employment of Executive hereunder shall cease at the end of thirty-six (36) months following such anniversary date. On April 1st of each calendar year that begins on or after the Effective Date, the Agreement shall renew for an additional year such that the remaining term shall be thirty-six (36) full calendar months beginning on such April 1st;

provided, however, if written notice of nonrenewal is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any renewal date, the employment of Executive hereunder shall cease at the end of thirty-six (36) months following such renewal date. On an annual basis prior to the deadline for the notice period referenced above, the board of directors of the Company (the “Board of Directors”) shall conduct a performance review of Executive for purposes of determining whether to provide notice of nonrenewal.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board of Directors, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company and the Bank; provided, however, that, with the approval of the Board of the Company or the Bank, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)). For purposes of this Section 2(b), Board approval shall be deemed provided as to service with any such business companies or organizations that Executive was serving as of the Initial Effective Date as set forth in Exhibit A to the Prior Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Company or the Bank shall pay Executive as compensation a salary at an annual rate not less than $             per year (“Base Salary”). Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by a Committee designated by the Board, and the Board may increase, but not decrease (except a decrease that is generally applicable to all employees), Executive’s Base Salary (any increased Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company or the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Company or the Bank.

(b) The Company or the Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the Effective Date, and the Company and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank or the Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank or the Company may provide such additional compensation in such form and such amounts as the Board may from time to time determine. Without limiting the foregoing, the Bank or the Company shall provide the Executive with an automobile suitable to the position of             , and such automobile may be used by the Executive in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment, and other personal use. The Bank or the Company shall (i) reimburse the Executive for the cost of maintenance and servicing such automobile and for instance, gasoline and oil for such automobile; (ii) reimburse the Executive for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses) that are excludible from the Executive’s gross income for federal income tax purposes; (iii) reimburse the Executive for fees for memberships in a country club, a health club, and such other clubs and organizations and such other expenses as the Executive and the Board shall mutually agree are necessary and appropriate for business purposes, in each case upon presentation to the Bank or the Company of an itemized account of such expenses in such form as the Bank or the Company may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. The Executive shall be responsible for the payment of any taxes on account of his personal use of the automobile, if any, provided by the Bank or the Company and on account of any other benefit provided herein. The foregoing provisions for use of an automobile provided by the Bank or the Company and reimbursement of related expenses shall apply on a calendar year basis; prior to the beginning of each calendar year, the Bank or the Company may determine to substitute a cash allowance or other arrangement which it determines to be of equivalent value for one or more succeeding calendar years or any portion thereof during the term of this Agreement.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive’s full-time employment hereunder for any reason other than a termination following a Change in Control, as defined in Section 5(a) hereof, or a termination for Cause, as defined in Section 8 hereof, or a termination upon Retirement as defined in Section 7 hereof, or a termination for disability as set forth in Section 6 hereof; and (ii) Executive’s resignation from the Company’s and the Bank’s employ, upon any of the following: (A) failure to elect or reelect or to appoint or reappoint Executive as                          of the Company and the Bank, or to nominate (and as to the Bank, elect) Executive to the Board of Directors of Bank and the Company, unless consented to by the Executive or resulting from the Executive’s refusal to stand for election, (B) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1 and 2 above, to which Executive has not agreed in writing (and any such material change not agreed to in writing shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive’s principal place of employment to a location that is more than 25 miles from the location of the Bank’s principal executive offices as of the Initial Effective Date, or a material reduction in the benefits and perquisites, including Base Salary, to the Executive from those being provided as of the Initial Effective Date (except for any reduction that is part of an employer-wide reduction in pay or benefits), (D) a liquidation or dissolution of the Bank or the Company, or (E) material breach of this Agreement by the Company or the Bank. Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed, except in case of a continuing breach, four calendar months) after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in Section 4 or 5 hereof.

(b) Upon the occurrence of an Event of Termination, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, (i) his earned but unpaid Base Salary through the date of termination, to be paid not later than the date on which such Base Salary would ordinarily have been paid, (ii) the annual bonus (if any) to which he is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan, (iii) the benefits (if any) due to the Executive as a former employee other than pursuant to this Agreement under the Bank’s and the Company’s compensation and benefits plans (the items described in Sections 4(b)(i), (ii) and (iii), the “Standard Termination Entitlements”) and (iv) as severance pay or liquidated damages, or both, a cash amount equal to the greater of the payments due for the remaining term of the Agreement, or three (3) times the sum of: (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, and (ii) the greater of (x) the average annual cash bonus paid to Executive with respect to the three completed fiscal years prior to the Event of Termination, or (y) the cash bonus paid to Executive with respect to the last fiscal year ended prior to the Event of Termination (the item described in Section 4(b)(iv), the “Additional Severance Payment”). At the election of the Executive, which election is to be made in writing on or before December 31, 2008 and is irrevocable after December 31, 2008, the Additional Severance Payments that are due after December 31, 2008 shall be made in a lump sum on, or paid quarterly during the remaining term of the Agreement beginning on, the Executive’s termination. In the event that no election is made or applicable, the Additional Severance Payment to the Executive will be made in a lump sum without reduction for present value. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(c) Upon the occurrence of an Event of Termination, the Company or the Bank will cause to be continued life, medical, dental and disability coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Company and the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank and Company employees. Such coverage shall cease thirty-six (36) months following the Event of Termination. To the extent the Company or the Bank determines in good faith it is not practicable to provide in-kind coverage, it shall pay directly to the insurance carrier the premium, or reimburse the Executive for his direct out-of-pocket cost, for comparable coverage obtained by the Executive on his own. Each such reimbursement payment shall be made promptly on submission of an itemized account of the Executive’s reimbursable expense in such form as the Bank or the Company may reasonably require and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. Each reimbursement payment shall include an additional amount calculated by the Bank or the Company in its reasonable discretion to reflect the aggregate amount of federal, state and local income and payroll taxes incurred by the Executive with respect to the reimbursement payment.

5.	CHANGE IN CONTROL.

(a) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(i) consummation of a transaction that results in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, members of the Company’s Board of Directors who belong to any of the following groups do not constitute at least a majority of the Company’s Board of Directors:

(A) individuals who were members of the Company’s Board of Directors on the Initial Effective Date; or

(B) individuals who first became members of the Company’s Board of Directors after the Initial Effective Date either:

(I) upon election to serve as a member of the Company’s Board of Directors by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the shareholders of the Company to serve as a member of the Company’s Board of Directors, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination; provided that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company’s Board of Directors; or

(v) any event which would be described in Section 5(a)(i), (ii), (iii), (iv), or (v), if the term “Bank” were substituted for the term “Company” therein and the term “Bank’s Board of Directors” were substituted for the term “Company’s Board of Directors” therein. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 5, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d) of the Exchange Act.

(b) If any of the events described in Section 5(a) hereof constituting a Change in Control shall have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his resignation or his dismissal), unless such termination is (A) because of his death or Retirement, or, (B) for Disability. Upon a Change in Control, and for a period of one year thereafter, Executive shall have the right to elect to terminate his employment with the Bank and the Company, for any reason other than those specified in subparagraphs (A) and (B) above, and receive the benefits provided for in this Section 5.

(c) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment by the Bank or the Company (including a termination referred to in the last sentence of Section 5(b) above), the Company shall pay to the Executive, or, in the event of his subsequent death (subsequent to such termination), his beneficiary or beneficiaries, or his estate, as the case may be, the Standard Termination Entitlements and the Additional Severance Payment. The Additional Severance Payment, that would be payable upon termination following a Change of Control, shall be made to the Executive’s surviving spouse, or if no surviving spouse, to his estate, in the event that the Company or the Bank enters into an agreement as to a Change in Control of the Company or the Bank, and Executive shall die after such agreement is executed but prior to consummation of the Change in Control, which payments shall commence upon, and shall be contingent upon the actual consummation of the Change in Control; provided, however, that if and to the extent necessary to comply with Section 409A of the Code, such payment shall only be made if a Change of Control is actually consummated within one year after the Executive’s death and shall be made on the earliest of (A) the consummation of a Change of Control that is also a “change in control event” within the meaning of section 409A of the Code and (B) the first anniversary of the Executive’s death. At the election of the Executive in accordance with Section 4(b), such payment may be made in a lump sum or paid quarterly during the thirty-six (36) months following the Executive’s termination.

(d) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment, the Bank or the Company will cause to be continued life, health and disability insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank or the Company for Executive prior to his severance, except to the extent such coverage is changed in its application to all employees of the Company and the Bank. Such coverage shall cease thirty-six (36) months following the termination. To the extent the Bank or the Company determines in good faith it is not practicable to provide in-kind coverage, it shall pay directly to the insurance carrier the premium, or reimburse the Executive for his direct out-of-pocket cost, for comparable coverage obtained by the Executive on his own. Each such reimbursement payment shall be made promptly on submission of an itemized account of the Executive’s reimbursable expense in such form as the Bank or the Company may reasonable require and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. Each reimbursement payment shall include an additional amount calculated by the Bank or the Company in its reasonable discretion to reflect the aggregate amount of federal, state and local income and payroll taxes incurred by the Executive with respect to the reimbursement payment.

6.	TERMINATION FOR DISABILITY.

(a) Termination of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company, the Bank or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System. The provisions of paragraph 6(b) and (c) shall apply upon the termination Executive’s employment for “Disability.”

(b) The Bank or the Company will pay Executive, as disability pay, a bi-weekly payment equal to the 3/4 of the Executive’s bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier (i) the date Executive returns to the full-time employment of the Bank and the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank or the Company; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank or the Company providing disability benefits to the Executive.

(c) The Bank or the Company will cause to be continued life, medical, dental and disability coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank and the Company for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated for Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank and the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank or the Company; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death.

7.	TERMINATION UPON RETIREMENT.

Termination of the Executive’s employment based on “Retirement” shall mean termination of Executive’s employment (a) at age 65 or in accordance with any retirement policy established with Executive’s consent with respect to him or (b) at such later time as the Company’s Board of Directors or an authorized committee thereof may determine. Upon termination of Executive upon Retirement, no amounts or benefits shall be due Executive under this Agreement, and the Executive shall be entitled to all benefits under any retirement plan of the Bank or the Company and other plans to which Executive is a party.

8.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution and commercial banking industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank and the Company. Executive’s employment shall not be terminated in accordance with this paragraph for any act or action or failure to act which is undertaken or omitted in accordance with a resolution of the Board of Directors or upon advice of the Company’s counsel. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any non-vested stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause (unless it is determined in arbitration that grounds for termination of Executive for Cause did not exist, in which event all terms of the options as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration (but only with respect to options awarded on or after the Initial Effective Date)).

9.	NOTICE.

(a) Any purported termination by the Bank or the Company for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. If, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank or the Company that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank and the Company may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5 of this Agreement, the payment of such compensation and benefits by the Bank and Company shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in the Wall Street Journal from time to time).

(b) Any other purported termination by the Bank and/or the Company or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. “Date of Termination” shall mean the date of the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank or the Company shall continue to pay the Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event of the voluntary termination by the Executive of his employment, which is disputed by the Bank or the Company, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in the Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

10.	NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b), (c) and (d) of this Section 10.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(c) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employers and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employers. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Employers or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation, or other bank regulatory agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available or which Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by the Executive of the provisions of this Section 10, the Employers will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employers or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employers from pursuing any other remedies available to the Employers for such breach or threatened breach, including the recovery of damages from Executive.

(d) Upon any termination of Executive’s employment hereunder pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Employers for a period of one (1) year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 10(d) agree that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE AND ALLOCATION OF PAYMENTS.

All monetary payments and non-monetary benefits provided in this Agreement shall be timely paid in cash or check, or otherwise provided for, from the general funds of (a) the Company or (b) to the extent provided under an agreement between the

Company and the Bank governing the allocation of expenses, the Bank, it being the intent of this Agreement to provide for the aggregate compensation due to the Executive for all services provided by him to the Bank and/or the Company.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank and/or the Company or any predecessor of the Bank and/or the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank, the Company and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with Section 409A and the regulations thereunder and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Executive on a present value basis.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	MISCELLANEOUS PROVISIONS.

(a) The Company’s Board of Directors may terminate the Executive’s employment at any time, but any termination, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

16.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Delaware but only to the extent not superseded by federal law.

19.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within twenty-five miles of Jersey City, New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company or the Bank, provided that the dispute or interpretation has been settled by Executive and the Company and/or the Bank or resolved in the Executive’s favor. Such payment or reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Executive’s right to reimbursement; provided, however, that the Executive shall have submitted to the Company or the Bank documentation supporting such expenses at such time and in such manner as the Company or the Bank may reasonably require.

21.	INDEMNIFICATION.

The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company, as appropriate), provided, however, neither the Bank nor Company shall be required to indemnify or reimburse the Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by the Executive.

22.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

To the Bank:

To the Executive:

23. INTERNAL REVENUE CODE SECTION 409A. The Employers and the Executive acknowledge that each of the payments and benefits to the Executive under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Employers and the Executive agree that:

(i) the expense reimbursements described in Section 3(c) and legal fee reimbursements described in Section 20 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(ii) the life, medical, dental and disability coverage described in Sections 4(c), 5(d) and 6(c) are intended (A) if furnished in-kind, to be exempt from compliance with Section 409A as a welfare benefit plan described in Treasury Regulation Section 1.409A-1(b)(5) and (B) if furnished by reimbursement, to satisfy the requirements for a “reimbursement or in-kind benefit plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements

(iii) the payments following termination of employment based on “Disability” described in Section 6(b) are intended to constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C) that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) and shall be administered to satisfy the requirements for “disability pay”;

(iv) the liability insurance and indemnification provisions of Section 21 are intended to qualify for exemption from the requirements of Section 409A as an “indemnification and liability insurance plan” described in Treasury Regulation Section 1.409A- 1(b)(10) and shall be administered to qualify for such exemption;

(v) the Standard Termination Entitlements payable upon termination of employment described in Sections 4(b)(i) and 4(b)(ii) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(3) as payments made pursuant to the Employers’ customary payment timing arrangements;

(vi) the welfare benefits provided in kind under this Agreement are intended to be exempt from Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(b)(5) and/or as benefits not includible in gross income.

All other payments and benefits due to the Executive under this Agreement on account his termination of employment that are not exempt from Section 409A shall not be paid prior to, and shall, if necessary, be deferred to and paid on the later of the earliest date on which the Executive experiences a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following his separation from service. All such deferred amounts shall be deposited in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Employers with the approval of the Executive (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Executives has signed this Agreement, on the day and date first above written.

ATTEST:	PROVIDENT FINANCIAL SERVICES, INC.

By:
Secretary

WITNESS:	EXECUTIVE: